UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 19, 2016

Prudential Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-55084	46-2935427
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1834 West Oregon Avenue, Philadelphia, Pennsylvania	19145
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(215) 755-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
Arrangements of Certain Officers.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Not applicable.

(e) Effective December 19, 2016, Prudential Bancorp, Inc., (the "Company"), Prudential Savings Bank (the "Bank" and collectively with the Company, "Prudential"), the wholly owned subsidiary of the Company, and Dennis Pollack, the President and Chief Executive Officer of the Bank and the Company, entered into an amended and restated employment agreement (the "Amended Employment Agreement") which amended his prior employment agreement dated as of May 16, 2016 (the "Prior Agreement"). The Amended Employment Agreement was approved by the Compensation Committees of the Boards of Directors of the Company and the Bank. The Prior Agreement with Mr. Pollack was amended to (i) extend the initial term thereof and (ii) to adjust the amount of severance benefits due thereunder. The term of the Amended Employment Agreement is until December 31, 2019; commencing December 31, 2017, the term of the Amended Employment Agreement is extended for an additional year unless either Prudential or Mr. Pollack provide notice of the intent to not extend the term of the Amended Employment Agreement.

In the event that Mr. Pollack terminates his employment for good reason, as such term is defined in the Amended Employment Agreement, or the Amended Employment Agreement is terminated by Prudential other than for cause, disability, retirement or death, Mr. Pollack's severance benefits will consist primarily of the (i) payment of two times (as compared to one time in the Prior Agreement) his average annual cash compensation, as such term is defined in the Employment Agreement, as cash severance and (ii) maintenance until the earlier to occur of the passage of two years (as compared to one year in the Prior Agreement) or until the executive's full time employment with another employer, of the executive's participation in all employee benefit plans in which the executive was entitled to participate or similar plans, programs or arrangements, if his continued participation is not permissible. In the event Mr. Pollack's employment is terminated in connection with a change in control, as defined in the Amended Employment Agreement, of Prudential, the severance benefits are the same as described above except the (i) multiplier with regard to the cash severance is three times (as compared to two times in the Prior Agreement) and (ii) maintenance of participation in the benefit plans is for a period of three years as compared to two years. Under the terms of the Amended Employment Agreement, Mr. Pollack's initial base annual salary is $285,000, which increases January 1, 2017 to $387,000, and consistent with the Prior Agreement, he is entitled to participate in the employee benefit plans maintained by Prudential, to a monthly car allowance and to reimbursement of customary and usual business expenses including hotel/short-term lodging in the Philadelphia, Pennsylvania area. The Amended Employment Agreement also provides that benefits under the Amended Employment Agreement will be reduced to the extent necessary to ensure that the executive does not receive any "parachute payment" as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended.

In addition, effective December 19, 2016, Prudential also entered into an employment agreement with Anthony V. Migliorino, the Executive Vice President and Chief Operating Officer of the Bank and the Company (the "Migliorino Agreement"). The Migliorino Agreement supersedes the severance agreement previously entered into by the Bank with Mr. Migliorino in November 2015. The Migliorino Agreement was approved by the Compensation Committees of the Boards of Directors of the Company and the Bank. The term of the Migliorino Agreement is until December 31, 2018; commencing December 31, 2017, the term of the Migliorino Agreement is extended for an additional year unless either Prudential or Mr. Migliorino provide notice of the intent to not extend the term of the Migliorino Agreement.

The structure of the severance provisions of the Migliorino Agreement are identical to the Amended Employment Agreement with Mr. Pollack except that the multipliers are one times and two times in a non-change in control termination and in a change in control termination, respectively. In addition, the provisions with regard to continued participation in benefit plans subsequent to termination are likewise the same as in the Amended Employment Agreement except that the periods involved are one and two years in the Migliorino Agreement rather than two and three years as in the Amended Employment Agreement. Under the terms of the Migliorino Agreement, Mr. Migliorino's initial base salary is $200,000, which increases to $280,000 as of January 1, 2017, and he is entitled to participate in the employee benefit plans maintained by Prudential as well as to reimbursement of customary and usual business expenses. The Migliorino Agreement includes the same Section 280G limitation as described above with regard to the Amended Employment Agreement.

The foregoing description of the Amended Employment Agreement and the Migliorino Agreement is qualified in its entirety by reference to the Amended Employment Agreement and the Migliorino Agreement, copies of which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

(f)              Not applicable.

Item 9.01              Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

The following exhibit is included herewith.

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement by and between Prudential Bancorp, Inc., Prudential Savings Bank and Dennis Pollack dated December 19, 2016
10.2	Employment Agreement by and between Prudential Bancorp, Inc., Prudential Savings Bank and Anthony V. Migliorino dated December 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRUDENTIAL BANCORP, INC.

Date: December 23, 2016	By:	/s/Jack E. Rothkopf
Jack E. Rothkopf
Senior Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement by and between Prudential Bancorp, Inc., Prudential Savings Bank and Dennis Pollack dated as of December 19, 2016
10.2	Employment Agreement by and between Prudential Bancorp, Inc., Prudential Savings Bank and Anthony V. Migliorino dated December 19, 2016

6